EXHIBIT (h)(3)
                              AMENDED AND RESTATED
            TRANSFER AGENT and DIVIDEND DISBURSING AGENT AGREEMENT


	This Agreement, dated as of the _____ day of _______ 2011, made by and between First Pacific Mutual Fund, Inc. (the "Fund"), a corporation operating as an open-end management investment company, duly organized and existing under the laws of the State of Maryland and Lee Financial Recordkeeping, Inc. (the "Company"), a corporation duly organized and existing under the laws of the State of Hawaii.

                                WITNESSETH THAT:

	WHEREAS, the Fund consists of a series of Funds, at present namely:
Hawaii Municipal Fund and First Pacific Low Volatility Fund.

	WHEREAS, the Fund desires to appoint the Company as its Transfer, Redemption and Dividend Disbursing Agent as set forth in this Agreement and to perform certain other functions in connection with these duties; and

	WHEREAS, the Company is willing to perform such functions upon the terms and conditions set forth below; and

	WHEREAS, the Fund will cause to be provided certain information to the Company as set forth below.

	NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

	Section 1.	The terms as defined in this Section wherever used in this
Agreement, or in any amendment or supplement hereto, shall have the meanings herein specified unless the context otherwise requires.

	The Fund: The term Fund shall mean any series issued by the authority of the Board of Directors.

	Share Certificates: The term Share Certificates shall mean the share certificates for the Shares of the Fund.

	Shareholders: The term Shareholders shall mean the registered owners from time to time of the Shares of the Fund in accordance with the share registry records of the Fund.

	Shares: The term Shares shall mean the issued and outstanding shares of the Fund.

	Oral Instruction: The term Oral Instruction shall mean an authorization, instruction approval, item or set of data, or information of any kind transmitted to the Company in person or by telegram, telecopy or other mechanical or documentary means lacking original signature, by a person or persons believed in good faith by the Company to be a person or persons authorized by a resolution of the Board of Directors of the Fund to give Oral Instructions on behalf of the Fund.

	Written Instruction: The term Written Instruction shall mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to the Company in original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature believed in good faith by the Company to be the signature of a person authorized by a resolution of the Board of Directors of the Fund to give Written Instructions on behalf of the Fund.

	Section 2.	The Fund shall furnish to the Company as Transfer Agent a
sufficient supply of blank Share Certificates and from time to time will renew such supply upon the request of the Company. Such blank Share Certificates shall be signed, manually or by facsimile, signatures of officers of the Fund authorized by law or the by-laws of the Fund to sign Share Certificates and, if required, shall bear the corporate seal or a facsimile thereof.

	Section 3.	The Company as Transfer Agent, shall make original issues
of Shares in accordance with Sections 13 and 14 below and with the Fund's Prospectus upon the written request of the Fund and upon being furnished with
(i) a certified copy of a resolution or resolutions of the Board of Directors of the Fund authorizing such issue; (ii) an opinion of counsel as to the validity of such additional Shares; and (iii) necessary funds for the payment of any original issue tax applicable to such additional Shares.

	Section 4.	Transfers of Shares shall be registered and new Share
Certificates issued by the Company upon surrender of outstanding Share Certificates (i) in form deemed by the Company to be properly endorsed for transfer, (ii) with all necessary endorsers' signatures guaranteed by a member firm of a national securities exchange or a commercial bank, accompanied by
(iii) such assurances as the Company shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement, and
(iv) satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes.

	Section 5.	When mail is used for delivery of Share Certificates, the
Company shall forward Share Certificates in "non-negotiable" form by registered mail, all mail deliveries to be covered while in transit to the addressee by insurance arranged for by the Company.

	Section 6.	In registering transfers, the Company as Transfer Agent may
rely upon the Uniform Commercial Code or any statues which in the opinion of counsel protect the Company and the Fund in not requiring complete documentation, in registering transfer without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal.

	Section 7.	The Company as Transfer Agent may issue new Share
Certificates in place of Share Certificates represented to have been lost, destroyed or stolen, upon receiving indemnity satisfactory to the Company and may issue new Share Certificates in exchange for and upon surrender of mutilated Share Certificates.

	Section 8.	In case any officer of the Fund who shall have signed
manually or whose facsimile signature shall have been affixed to blank Share Certificates shall die, resign or be removed prior to the issuance of such Share Certificates, the Company as Transfer Agent may issue or register such Share Certificates as the Share Certificates of the Fund notwithstanding such death, resignation or removal; and the Fund shall file promptly with the Company such approval, adoption or certification as may be required by law.

	Section 9.	The Company will maintain stock registry records in the
usual form in which it will note the issuance, transfer and redemption of Shares and the issuance and transfer of Share Certificates, and is also authorized to maintain an account entitled Unissued Certificate Account in which it will record the Shares and fractions issued and outstanding from time to time for which issuance of Share Certificates is deferred. The Fund is responsible to provide the Company reports of Fund Share purchases, redemptions and total Shares outstanding on the next business day after each net asset valuation. The Company is authorized to keep records, which will be part of the stock transfer records, in which it will note the names and registered address of Shareholders and the number of Shares and fraction from time to time owned by them for which no Share Certificates are outstanding. Each shareholder will be assigned a single account number even though Shares for which Certificates have been issued will be accounted for separately.

	Section 10.	The Company will issue Share Certificates for Shares of the
Fund, only upon receipt of a written request from a Shareholder.  In all other cases, the Fund authorizes the Company to dispense with the issuance and countersignature of Share Certificates whenever Shares are purchased.  In such case the Company as Transfer Agent, shall merely, note on its stock registry records the issuance of the Shares and fractions (if any), shall credit the
Unissued Certificate Account with the Shares and fractions issued and shall credit the proper number of Shares and fractions to the respective Shareholders.
Likewise, whenever the Company has occasion to surrender for redemption Shares and fractions owned by Shareholders, it shall be unnecessary to issue Share
Certificates for redemption purposes.  The Fund authorizes the Company in such cases to process the transactions by appropriate entries in its share transfer records, and debiting of the Unissued Certificate Account and the record of issued Shares outstanding.

	Section 11.	The Company in its capacity as Transfer Agent will, in
addition to the duties and functions above-mentioned, perform the usual duties and functions of a Stock Transfer Agent for a corporation. It will countersign for issuance or reissuance Share Certificates representing original issue or reissued treasury Shares as directed by the Written Instructions of the Fund and will transfer Share Certificates registered in the name of Shareholders from one Shareholder to another in the usual manner. The Company may rely conclusively and act without further investigation upon any list, instruction, certification, authorization, Share Certificate or other instrument or paper believed by it in good faith to be genuine and unaltered, and to have been signed, countersigned or executed by a duly authorized person or persons, or upon the instructions of any officer of the Fund, or upon the advice of counsel for the Fund or for the Company. The Company may record any transfer of Share Certificates which is believed by it in good faith to have been duly authorized or may refuse to record any transfer of Share Certificates if in good faith the Company in its capacity as Transfer Agent deems such refusal necessary in order to avoid any liability either to the Fund or to the Company. The Fund agrees to indemnify and hold harmless the Company from and against any and all losses, costs, claims, and liability which it may suffer or incur by reason of so relying or acting or refusing to act.

	Section 12.	In case of any request or demand for the inspection of the
share records of the Fund, the Company as Transfer Agent, shall endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspections. However, the Company may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

                              ISSUANCE OF SHARES

      Section 13.	Prior to the daily determination of net asset value in
accordance with the Fund's Prospectus, the Company shall process all purchase orders received since the last determination of the Fund's net asset value.

	The Company shall calculate daily the amount available for investment in Shares at the net asset value determined by the Pricing Agent (see Accounting Services Agreement) as of the close of trading on the New York Stock Exchange, the number of Shares and fractional Shares to be purchased and the net asset value to be deposited with the Custodian. The Company as agent for the Shareholders, shall place a purchase order daily with the Fund for the proper number of Shares and fractional Shares to be purchased and confirm such number to the Fund in writing.

	Section 14.	The Company having made the calculations provided for in
Section 13, shall thereupon pay over the net asset value of Shares purchased to the Custodian. The proper number of Shares and fractional Shares shall then be issued daily and credited by the Company to the Unissued Certificate Account. The shares and fractional Shares purchased for each Shareholder will be credited by the Company to his separate Account. The Company shall mail to each Shareholder a confirmation of each purchase with copies to the Fund if requested. Such confirmations will show the prior Share balance, the new Share balance, the Shares for which Stock Certificates are outstanding (if any) the amount invested and the price paid for the newly purchased Shares.

                                    REDEMPTIONS

	Section 15.	The Company shall, prior to the daily determination of net
asset value in accordance with the Fund's Prospectus, process all requests from Shareholders to redeem Shares and determine the number of Shares required to be redeemed to make monthly payments, automatic payments or the like. Thereupon, the Company shall advise the Fund of the total number of Shares available for redemption and the number of Shares and fractional Shares requested to be redeemed. The Pricing Agent shall then determine the applicable net asset value, whereupon the Company shall furnish the Fund with an appropriate confirmation of the redemption and process the redemption by filing with the Custodian an appropriate statement and making the proper distribution and application of the redemption proceeds in accordance with the Fund's Prospectus. The stock registry books recording outstanding Shares, the Unissued Certificate Account and the individual account of the Shareholder or Planholder shall be properly debited.

	Section 16.	The proceeds of redemption shall be remitted by the Company in accordance with the Fund's Prospectus by check mailed to the Shareholder at his registered address.  If Share Certificates have been issued for Shares being redeemed, then such Share Certificates and a stock power with a signature guarantee of a commercial bank or a member of a national securities exchange shall accompany the redemption request.

	If Share Certificates have not been issued to the redeeming Shareholder, the Shareholder may redeem shares by mailing a written redemption request in proper form to the Transfer Agent or by establishing telephone redemption privileges. The written request should indicate the amount to be redeemed, identify the account number and be signed exactly as the Shares are registered. If the amount being redeemed is in excess of $50,000, or if proceeds are to be sent to anyone other than the Shareholder or address of record, signature(s) must be guaranteed by an acceptable financial institution. From time to time, the Transfer Agent, in its discretion may waive any or certain of the foregoing requirements in particular cases. Investors who have previously established the telephone redemption privilege may redeem Shares by calling the Transfer Agent at (808) 988-8088 before 4:00 pm Eastern Time to request a redemption. Prior to redeeming Shares by telephone the "Redemption Instructions" section of either the Account Application or Expedited Telephone Redemption and Exchange Request Form (the "Authorization") must be completed and on file with the Transfer Agent. The signature(s) on the Authorization must be guaranteed by an acceptable institution unless the Authorization is completed at the time an account is originally established. If the telephone redemption request is $50,000 or more, a written redemption request must be completed as noted above.

	For the purposes of redemption of Shares which have been purchased within fifteen (15) days of a redemption request, the Fund shall provide the Company, from time to time, with Written Instructions concerning the time within which such requests may be honored.

	Section 17.	In lieu of the Company receiving a properly executed
signature guarantee from a commercial bank or trust company, or a member firm of a national securities exchange, or the Financial Industry Regulatory Authority, the Fund agrees to indemnify and hold harmless the Company from and against any and all losses, costs, claims and liability by acting upon a shareholder(s) signature for redemption.

                                     DIVIDENDS

	Section 18.	Upon the declaration of each dividend and each capital gain
distribution by the Board of Directors of the Fund, the Fund shall notify the
Company of the date of such declaration, the amount payable per share, the record date for determining the Shareholders entitled to payment, the payment and the reinvestment date price.

	Section 19.	On or before each payment date, the Fund will transfer, or
cause the Custodian to transfer, to the Company in its capacity as Dividend Disbursing Agent, the total amount of the dividend or distribution currently payable. The Company will, on the designated payment date, automatically reinvest all dividends in additional shares, except in cases where
Shareholders have elected to receive distributions in cash, in which case the Company will mail distribution checks to the Shareholders for the proper amounts payable to them.

                                GENERAL PROVISIONS

	Section 20.	The Company shall maintain records (which may be part
of the stock transfer records) in connection with the issuance and redemption of Shares, and the disbursement of dividends and dividend reinvestment, in which will be noted the transactions effected for each Shareholder and the number of Shares and fractional Shares owned by each for which no Share Certificates are outstanding. The Company agrees to make available upon request and to preserve for the periods prescribed in Rule 31a-2 any records relating to services provided under this Agreement which are required to be maintained by Rule 31a-1.

	Section 21.	In addition to the services as Transfer Agent and Dividend
Disbursing Agent as above set forth, the Company will perform other services for the Fund as agreed from time to time including but not limited to, preparation of and mailing Federal Tax Information Forms, mailing semi-annual reports of the Fund, preparation of one annual list of Shareholders, and mailing notices of Shareholders' meetings, proxies and proxy statements.

	Section 22.	Nothing contained in this Agreement is intended to or shall
require the Company in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the
Custodian or the New York Stock Exchange are closed.  Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the New York Stock Exchange and
Custodian are open.

	Section 23.	The Fund agrees to pay the Company compensation for its
services and to reimburse it for expenses, as set forth in Schedule A attached hereto or as shall be set forth in amendments to such Schedule the Fund authorizes the Company to debit the Fund's custody account for invoices which are rendered for the services performed for the applicable function.
The invoices for the service will be sent to the Fund after the debiting with the indication that payment has been made.

	Section 24.	(a)  The Company, its directors, officers, employees,
Shareholders and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Company in the performance of its obligations and duties under this Agreement.

			(b) Any person, even though also a director, officer, employee, Shareholder or agent of the Company, who may be or become an officer, trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Company's duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, Shareholder or agent of, or one under the control or direction of the Company, even though paid by it.

			(c)  Notwithstanding any other provision of this Agreement,
the Fund shall indemnify and hold harmless the Company, its directors, officers, employees, Shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which the Company may sustain or incur or which may be asserted against the Company by any person by reason of, or as a result of:  (i) any action taken or omitted to be taken by the Company in good faith hereunder;
(ii) in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person upon the Oral
Instructions or Written Instructions of an authorized person of the Fund or upon the opinion of legal counsel for the Fund or its own counsel;  or (iii) any action taken or omitted to be taken by the Company in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed.  However, indemnification under this subparagraph shall not apply to actions or omissions of the Company or its directors, officers, employees, shareholders or agents in cases of its or their own negligence, willful misconduct, bad faith or reckless disregard of its or their own duties hereunder.

			(d) The Company shall give written notice to the Fund within twenty (20) business days of receipt by the Company of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. However, the failure to notify the Fund of such written assertion or claim shall not operate in any manner whatsoever to relieve the Fund of any liability arising from this Section or otherwise.

			(e) For any legal proceeding giving rise to this indemnification, the Fund shall be entitled to defend or prosecute any claim in the name of the Company at its own expense and through counsel of its own choosing if it gives written notice to the Company within twenty (20) business days of receiving notice of such claim. Notwithstanding the foregoing, the Company may participate in the litigation at its own expense through counsel of its own choosing. If the Fund does choose to defend or prosecute such claim, then the parties shall cooperate in the defense of prosecution thereof and shall furnish such records and other information as are reasonably necessary.

			(f) The Fund shall not settle any claim without the Company's express written consent which shall not be unreasonably withheld. The Company shall not settle any claim without the Fund's express written consent which shall not be unreasonably withheld.

	Section 25.	The Company is authorized upon receipt of Written
Instructions from the Fund, to make payment upon redemption of Shares without a signature guarantee. The Fund hereby agrees to indemnify and hold the Company, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands, or losses whatsoever arising out of or in connection with a payment by the Company upon redemption of Shares without a signature guarantee and upon the request of the Company the Fund shall assume the entire defense of any action, suit or claim subject to the foregoing indemnity. The Company shall notify the Fund of any such action, suit or claim within thirty (30) days after receipt by the Company of notice thereof.

	Section 26.	The Fund shall file with the Company a certified copy of
each resolution of its Board of Directors authorizing the execution of Written Instructions or the transmittal of Oral Instructions, as provided in Section 1 of this Agreement.

	Section 27.	This Agreement may be amended from time to time by a
supplemental agreement executed by the Fund and the Company.

	Section 28.	The Fund or the Company may give written notice to the
other of the termination of this Agreement, such termination to take effect at the time specified in the notice, not less than one hundred and twenty (120) days after the giving of the notice. Upon the effective termination date, subject to payment to the Company by the Fund of all amounts due to the Company as of said date, the Company shall make available to the Fund or its designated recordkeeping successor, all of the records of the Fund maintained under this Agreement then in the Company's possession.

	Section 29.	Any notice or other communication required by or permitted
to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

		If to the Fund:
			First Pacific Mutual Fund, Inc.
			2756 Woodlawn Drive, Suite #6-201
			Honolulu, HI  96822
			Attention:  Terrence K.H. Lee

		If to the Company:
			Lee Financial Recordkeeping, Inc.
			2756 Woodlawn Drive, Suite #6-201
			Honolulu, HI  96822
			Attention:  Charlotte Meyer

	Section 30.	The Fund represents and warrants to the Company that the
execution and delivery of this Transfer Agency Agreement by the undersigned officers of the Fund has been duly and validly authorized by resolution of the Board of Directors of the Fund.

	Section 31.	This Agreement may be executed in two or more counterparts,
each of which when so executed shall be deemed to be an original but such counterparts shall together constitute but one and the same instrument.

	Section 32.	This Agreement shall extend to and shall be binding upon
the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Company or by the Company without the written consent of the Fund authorized or approved by a resolution of its Board of Directors.

	Section 33.	This Agreement shall be governed by the laws of the State of
Hawaii.





                                      SCHEDULE A
                                HAWAII MUNICIPAL FUND
                           FIRST PACIFIC LOW VOLATILITY FUND

Transfer Agent and Dividend Disbursing Agent
	For the services provided and the expenses assumed pursuant to this Agreement, each Fund will pay to the Transfer Agent as full compensation, a fee at an annualized rate of .06% of each Fund's average daily net assets. This fee will be computed daily as of the close of business and will be paid to the Transfer Agent monthly within ten (10) business days after the last day of each month. The fee shall be prorated for any fraction of a month at the commencement or termination of this Agreement.

Services
       1.) Opening new accounts and entering demographic data into shareholder base.
       2.)  100% quality control of new accounts opened.
       3.)  Processing all investments.
       4.) Processing Tax ID certifications and handling backup withholding. 5.) Issuing and canceling certificates.
       6.)  Replacing lost certificates.
       7.) Processing partial and complete redemptions and systematic withdrawal plans.
       8.)  Regular and legal transfers of accounts.
       9.)  Processing daily dividends.
      10.) Preparation, processing, printing and mailing of monthly statements to shareholders.
      11.) Preparation, processing, printing, mailing, filing and reconciling of monthly checks to shareholders.
      12.) Blue Sky reports. This indicates shares sold to investors in various states.
      13.) Maintaining shareholder records of certificate and whole and fractional unissued shares.
      14.)  Changing shareholders' addresses, dividend status, etc.
      15.)  Mailing semi-annual reports.
      16.)  Daily or periodic reports on number of shares, accounts, etc.
      17.)  Addressing and tabulating annual proxy cards.
      18.)  Supplying an annual stockholder list.
      19.) Preparation of federal tax information forms to include 1099's, 1099B, 1042's etc. to shareholders and the IRS.
      20.) Liaison to the Custodian Bank for disbursing dividends, settling purchases and redemptions.



Optional Services

	There are also optional services available. Fees and descriptions for any of these services will be provided upon request.

	In addition, all out-of-pocket expenses shall be separately charged; i.e.: expenses such as postage, stationary, retention of records, mailing, insurance, conversion, etc. and expenses in the development of Agreements between the Company and Lee Financial Recordkeeping, Inc.

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year above written.


					FIRST PACIFIC MUTUAL FUND, INC.


						By:  ______________________________________
							Terrence K.H. Lee, President
[Corporate Seal]


						Attest:  ___________________________________
							Lugene Endo Lee, Secretary



					LEE FINANCIAL RECORDKEEPING, INC.


						By:  ______________________________________
							Terrence K.H. Lee, President
[Corporate Seal]


						Attest:  ___________________________________
							Lugene Endo Lee, Secretary